AMERICAN BODY ARMOR & EQUIPMENT, INC.

                              EMPLOYMENT AGREEMENT

        BY THIS AGREEMENT, made as of this 6th day of February, 1995, AMERICAN BODY ARMOR & EQUIPMENT, INC., a Florida corporation ("Company") and RICHARD TODD BISTRONG ("Employee"), in consideration of mutual benefits set forth herein, hereby agree as follows:

        1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

        2. Term. Subject to the provisions for termination as hereafter provided, the term of this agreement shall begin on February 6, 1995, and shall terminate on January 30, 1997.

        3. Compensation. For all services rendered by the Employee under this agreement, the Company shall compensate the Employee by paying the Employee the sum of the following:

          (i) $120,000 per year, payable in 26 equal installments (once every two weeks) (called "Regular Compensation").

         (ii) $30,000 payable within thirty (30) days following Employee's commencement of employment under this agreement (called "Signing Bonus").

        (iii) An amount equal to 2% of the annual net, pre-tax profit generated by the Company during 1995 and 1996 in excess of $400,000 per year, as determined according to the Company's Audited Financial Statement, subject to a maximum of $45,000 per year (called "Profit Bonus").

         (iv) Commission on net eligible base product domestic sales to other than military and GSA customers at the following percentages:

                  - No commissions payable on the first $6,000,000 of net eligible annual base product domestic sales.

                  - For achieving annual net eligible base product domestic sales in excess of $6,000,000 but less than $15,000,000, commission at the rate of 2.5%.

                  - For achieving annual net eligible base product domestic sales in excess of $15,000,000 but less than $25,000,000, commission at the rate of 2%.

                  - For achieving annual net eligible base product domestic sales in excess of $25,000,000, commission at the rate of 1.5% ("Commission Bonus").

        Eligible base product sales includes all products currently manufactured and sold by the Company. Base products shall not include Gallet helmets, Scanmail Letter Bomb Detectors or any other products not currently being sold by the Company.

        During the first year of the employees employment with the Company, the total compensation paid to the employee as Regular Compensation, Profit Bonus and Commission Bonus, will not be less than $190,000 ("First Year Guaranteed Compensation").

   Net profits shall be calculated in accordance with Company's normal accounting principles consistently applied throughout its operation and after all profit sharing contributions. Employee will receive the Profit Bonus as to net profits earned by the Company during each fiscal year during the term hereof no later than sixty (60) days following the end of the fiscal year.

   In the event of certain early terminations of this agreement as provided hereafter, compensation (including First Year Guaranteed Compensation") payable to the Employee shall (unless otherwise stated) be limited to amounts Fully Accrued. The term "Fully Accrued" means (i) as to Regular Compensation the percentage of a year's Regular Compensation as shall equal the percentage of the year which has expired on the termination date, (ii) as to Signing Bonus, the entire Signing Bonus, (iii) as to Profit Bonus only the applicable percentage of net profits having occurred on or before the date of termination, in which case the $400,000 figure shall be adjusted based on the percentage of the year which has expired on the termination date and (iv) as to commissions, only the commission on orders received and accepted at the date of termination (subject to adjustment for any non-payments for orders shipped, unless due to failure on the part of the Company).

        4. Duties. The Employee is engaged as Vice President, Sales and Marketing of the Company to supervise, develop, coordinate and effect all sales and marketing efforts of the Company's base products, excluding military and international sales. The precise services of the Employee may be extended or curtailed, from time to time, at the direction of the Company. (The Company shall endeavor, but shall not be required, to provide thirty days advance notice of a material extension or a curtailment of such services.) If the Employee is elected or appointed as a director or other officer of the Company during the term of this agreement, he shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company to cause the election or appointment of the Employee as such director or other officer.

        5. Extent of Services. The Employee shall devote his entire time, attention and energy to the business of the Company, and shall not during the term of this agreement, engage in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the venture to which such investments are made.

        6. Stock Options. The Company shall grant Employee the following options, pursuant to the terms and conditions of the American Body Armor and Equipment, Inc. Stock Option Plan:

          (i) The Company shall grant the Employee the right and option to purchase from it 50,000 shares of authorized, issued, and outstanding common stock of the Company ("Common Stock") at an exercise price of $0.97 per share. The option shall be exercisable as follows:

                                 33.3% on February 6, 1996
                            additional     33.3% on February 6, 1997
                            additional     33.4% on February 6, 1998,

                  except that if Employee's employment is terminated without cause, the option may be exercised within ninety (90) days following termination. Moreover, if 45% or more of Company's outstanding shares are sold to a person or group, the entire option shall be immediately exercisable. The option shall expire February 6, 2004, or 90 days after the date of termination of employment, if sooner. Common Stock issued pursuant to this option may, at the election of the Board, be registered pursuant to the Securities Act of 1933 and until such registration, if any, shall constitute restricted securities subject to Rule 144. These options shall be "non-qualified" for Federal income tax purposes.

         (ii) Issuance of shares upon exercise of the options described above will be subject to payment to the Company by Employee of the Employee's share of applicable withholding and payroll tax deposits relating to the "spread" between the exercise price and the fair market value of the underlying shares on the date of exercise (such spread is deemed compensation for federal income tax purposes). Such amount may be paid by the surrender to the Company of underlying shares having a value on such date equal to the amount of the applicable taxes required to be withheld by the Company from Employee's compensation.

        7. Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items subject to guidelines and policies established by the Company. The Company will reimburse the Employee for all such expenses in accordance with the Company's reimbursement policies for salaried employees, as in effect from time to time.

        8. Automobile. The Company will provide the Employee with $600 per month as a car allowance.

        9. Vacation. The Employee shall be entitled each year to a vacation of four weeks, during which time his compensation shall be paid in full.

        10. Medical Insurance. The Company shall provide employee with medical insurance on the same basis as the Company generally provides medical insurance benefits for management employees.

        11.  Relocation Expenses.   In connection with the employee's
   relocation to Florida to take up his responsibilities, the Company agrees to reimburse the employee for the following expenses:

          (i) $20,000 called a "Relocation Bonus" to be paid at the closing on the sale of the Employee's residence in Cincinnati.

         (ii) Employee's reasonable and customary legal fees on the sale of the Employee's residence in Cincinnati.

        (iii) Employee's reasonable and customary real estate sales commissions on the sales of the Employee's residence in Cincinnati.

         (iv) Reasonable moving expenses for the physical move of the employee's personal effects from Cincinnati to Florida.

             All expenses to be backed up by appropriate documentation to support such charges.

        12. Disability. If the Employee is unable to perform his services by reason of illness or incapacity for a period of more than sixteen weeks, the compensation otherwise payable to him during the continued period of such illness or incapacity shall be reduced by 50%, less any other disability paid by the Company or insurance policies provided by the Company. The Employee's full compensation shall be reinstated upon his return to full employment and to the discharge of his full duties hereunder. Anything contained herein to the contrary notwithstanding, the Company may terminate this agreement at any time after the Employee shall have been absent from his employment, for whatever cause, for a continuous period of not less than six months, and all obligations of the Company to the Employee which have not already Fully Accrued shall cease upon any such termination.

        13.  Termination.

             (a) Without Cause. Without cause, the Company may terminate this agreement at any time upon three days' written notice to the Employee. In such event, the Employee shall continue to receive his Guaranteed Compensation of $190,000 for the first twelve months on a pro-rated basis, and then the Regular Compensation throughout the balance of the term of this agreement, but shall be entitled to his Profit Bonus and Commission Bonus only to the extent Fully Accrued on the date of termination. (In the event that the remaining original term is less than six months, Employee shall receive his Regular Compensation for six months following termination.)

             (b) With Cause. Company may terminate the employment of the Employee hereunder immediately upon written notice thereof in the event of material malfeasance, misfeasance or nonfeasance by the Employee in connection with his employment or if he is convicted of a felony. In such event, the Company shall pay the Employee only such compensation as shall have Fully Accrued on the date of termination.

             (c) Upon Sale of Business. Notwithstanding anything herein contained to the contrary, the Company may terminate this agreement upon ten days' notice to the Employee upon the happening of any of the following events: (i) sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) sale, exchange or other disposition, in one transaction, of 45% of the outstanding shares of capital stock of the Company; (iii) a bona fide decision by the Company to terminate its business and liquidate its assets; or (iv) the merger or consolidation of the Company in a transaction which the shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continued corporation. Upon such a termination Employee will receive his Regular Compensation for a period of six (6) months, but shall receive his Profit Bonus and Commission Bonus only to the extent Fully Accrued on the date of termination.

             (d) Termination by Employee. The Employee may terminate this agreement at any time upon thirty days' prior written notice to the Company. In such event, the Employee shall be entitled to receive his compensation only to the extent Fully Accrued on the date of termination and Employee shall have no right to exercise his rights under any stock options. If Employee terminates this contract within the first six months, Employee must repay the Signing Bonus and Relocation Bonus.

        14. Death During Employment. If the Employee dies during the term of this employment, the Company shall pay to the estate of the Employee the compensation which would be Fully Accrued as of the end of the calendar month in which his death occurs. In addition, the Company shall pay $5,000, within sixty days after the death of the Employee, to the widow of the Employee, or, if he is not then survived by his widow, then to the Employee's estate.

        15. Non-Disclosure. Employee hereby agrees with Company that Employee will keep confidential any and all confidential information of Company, including Company's know-how, trade secrets, manufacturing techniques, product design, marketing plans, sales data, customer lists, and other information, data and proprietary information relating to Company's business (herein called "Proprietary Information") and will not at any time, without prior written consent of Company, disclose or make known or allow to be disclosed or made known such Proprietary Information to any person, firm, corporation or other business entity other than Company and persons or entities designated by Company. This provision shall survive the termination of this Agreement.

        16. Restrictive Covenants. For a period of one year from the termination of Employee's employment hereunder (unless that period is extended as provided in this section) Employee shall not engage in competition (as hereafter defined) with Company within any state in the United States, Europe, Mexico, Israel, or within any other country in which the Company has any existing customers on the date of termination or in which areas the Employee has solicited customers on behalf of Company (which area is herein called the "Restricted Area").

             The term "engage in competition" means direct or indirect competition by the Employee with Company without Company's prior express written consent in any business involving the manufacture and/or sale of projectile-resistant garments and materials and other ballistic protection devices, specifically including, without limitation, bullet-proof vests, knife vests and bomb suits, whether such competition be by Employee's (i) engaging in that business directly or indirectly, or through any other person as an owner, shareholder, partner, principal, consultant, sales agent or employee, or in any other manner or capacity connected with or related to such business; or (ii) making his services available to any person, firm or corporation engaged in competition with Company in that business.

             If the Employee violates any part of this restriction, then the period during which the restriction applies shall be extended by one day for each day on which any violation occurs. If suit is brought to enforce this paragraph and Employee is found to have violated the foregoing restrictions one or more times, for the purposes of preventing the Employee from benefitting from his own wrong, (i) Company shall be entitled to an injunction restraining the Employee from further violation for a period of one year from the date of the final judgment or decree, less only any such days as the Employee has not violated this agreement;
   (ii) Company shall be entitled to liquidated damages of 1/100 of Employee's annual compensation for each day which Employee is found to have been in violation of this Restrictive Covenant, which Employee and Company agree to be a reasonable estimate of the damages which Company will suffer from such breach, the actual damages not being subject to precise measurement.

             Employee and Company agree that a breach of this Restrictive Covenant will result in irreparable injury to the Company which cannot be fully compensated by monetary damages and, accordingly, Company shall be entitled to an injunction or to specific performance to prevent a breach or contemplated breach of this covenant.

             This Section 176 ("Restrictive Covenants") shall apply whether or not Employee is terminated with cause and in the event the term of this Agreement expires and Company does not enter into a new agreement. The parties acknowledge that the stock options are specific consideration for this Restrictive Covenant. Upon Employee's breach of this restrictive covenant, Employee shall have no right to exercise his rights under any stock options.

             Notwithstanding the foregoing, this Section 16 (Restrictive Covenant) shall not apply in the event the term of this Agreement expires without termination under Section 13 and Company and Employee do not enter into a new employment agreement unless one of the three following conditions occurs: (i) at the time the Agreement expired, the Company had grounds to terminate the employment of Employee "with cause", as provided in Section 13(b) hereof; (ii) the Company offered Employee the opportunity to renew his employment on substantially the same terms as this Agreement, excluding the Signing Bonus, the First Year Guaranteed Compensation, the Relocation Bonus and reimbursement of other Relocation Expenses; or (iii) the Company agrees to continue paying Regular Compensation for one (1) year following termination of employment.

             Notwithstanding the foregoing, this Section 16 (Restrictive Covenant) shall not apply in the event the Employee is terminated without cause (pursuant to Section 13(a), within three (3) months of the expiration of this Agreement, unless the Company agrees to continue paying Regular Compensation for one (1) year following termination of employment.

             This Section 16 (Restrictive Covenant) shall not apply if the Company (including any successor interested such as successor by merger, or sale of assets) ceases to do business as a going concern.

        17. Solicitation of Company Employees. For a period of twelve (12) months following termination of Employee's employment hereunder, Employee shall not solicit or encourage any officer or employee to leave the Company's employment or hire any officer, employee or consultant which was employed by the Company within one year of the Employee's termination of employment.

        18. Notices. Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and sent by registered mail to his residence in the case of the Employee, or to the principal office in case of the Company.

        19. Waiver of Breach. The waiving by the Company of a breach of any provision in this agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

        20. Assignment. The rights and obligations of the Company under this agreement shall inure to and be binding upon the successors and assigns of the Company.

        21. Entire Agreement/Release. This instrument contains the entire agreement of the parties with respect to the subject hereof, and no representations, inducements, promises or agreements, whether written or oral, not expressly set forth herein shall be of any force and effect, and all prior discussions, negotiations, understandings and agreements are superseded by this Agreement. This Agreement may not be changed or altered except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                   AMERICAN BODY ARMOR &
                                   EQUIPMENT, INC.

                              By:  ______________________________________
                                             Company

                                   ______________________________________
                                             Employee